Exhibit 10.25

PATENT LICENSE AND RESEARCH COLLABORATION AGREEMENT

between

MERCK & CO., INC.

and

RENOVIS, INC.

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

TABLE OF CONTENTS

1.	DEFINITIONS

2.	RESEARCH PROGRAM

	2.1	General	5
	2.2	Conduct of Research	6
	2.3	Costs	6
	2.4	Principal Scientists	6
	2.5	Joint Research Committee	6
	2.6	Records and Reports	7
	2.7	Research Information and Inventions	8
	2.8	Initial Research Program Term	9
	2.9	Compliance	9
	2.10	Materials	9
	2.11	Exclusive Efforts	9
	2.12	Use of Human Materials	10

3.	LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

	3.1	License Grant	10

4.	CONFIDENTIALITY AND PUBLICATION

	4.1	Nondisclosure Obligation	12
	4.2	Information and Inventions	13
	4.3	Publication	13
	4.4	Publicity/Use of Names	13

5.	RIGHTS OF PARTIES

	5.1	Preclinical Proof of Concept	13
	5.2	Effect of Finding Preclinical Proof of Concept	14
	5.3	Effect of Finding of Preclinical Proof of Concept for [*] and Not [*]	15
	5.4	Effect of Finding No Preclinical Proof of Concept Achieved	16

6.	REPRESENTATIONS AND WARRANTIES

	6.1	Representation and Warranty	16
	6.2	Representations and Warranties of MERCK	17

7.	PATENT PROVISIONS

	7.1	Filing, Prosecution and Maintenance of Patents	17
	7.2	Option of MERCK to Prosecute and Maintain Patents	18
	7.3	Interference, Opposition, Reexamination and Reissue	18

	7.4	Enforcement and Defense	19
	7.5	Patent Term Restoration	20

8.	TERM AND TERMINATION

	8.1	Term and Expiration	21
	8.2	Termination by MERCK or RENOVIS	21
	8.3	Other Termination Events	21
	8.4	Effect of Expiration or Termination; Survival	23

9.	MISCELLANEOUS

	9.1	Force Majeure	24
	9.2	Assignment	24
	9.3	Severability	24
	9.4	Notices	25
	9.5	Applicable Law	25
	9.6	Dispute Resolution	26
	9.7	Entire Agreement; Amendments	27
	9.8	Headings	27
	9.9	Independent Contractors	27
	9.10	Waiver	27
	9.11	Cumulative Remedies	28
	9.12	Waiver of Rule of Construction	28
	9.13	Counterparts	28

SCHEDULE 1.12	MERCK PATENT RIGHTS

SCHEDULE 1.20	RENOVIS PATENT RIGHTS

SCHEDULE 2.1	INITIAL RESEARCH PROGRAM

SCHEDULE 5.1	CRITERIA TO DETERMINE
PRECLINICAL PROOF OF CONCEPT

PATENT LICENSE AND RESEARCH COLLABORATION AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of July 15, 2003 (the “Effective Date”), is entered into by and between Merck & Co., Inc., a corporation organized and existing under the laws of the state of New Jersey (“MERCK”), and Renovis, Inc., a corporation organized and existing under the laws of the state of Delaware (“RENOVIS”).

RECITALS:

WHEREAS, RENOVIS has developed RENOVIS Technology (as hereinafter defined) and has rights to RENOVIS Patent Rights (as hereinafter defined);

WHEREAS, MERCK has developed proprietary small molecule [*] compounds and has rights to MERCK Patent Rights;

WHEREAS, MERCK and RENOVIS desire to enter into a research collaboration to explore the use of small molecule [*] in [*]; and

WHEREAS, if such research collaboration is successful, the parties desire to enter into certain further business relationships upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1	“Affiliate” shall mean (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by MERCK or RENOVIS; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of MERCK or RENOVIS; or (iii) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.2	“Committee” shall mean the joint research committee established to facilitate the Initial Research Program as more fully described in Section 2.5.1.

1.3	“Control”, “Controls” or “Controlled by” shall mean either (a) being an Affiliate of either MERCK or RENOVIS; or (b) with respect to any item of or right under Patent Rights or Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.4	“Field” shall mean the treatment of [*].

1.5	“Improvement” shall mean any enhancement, whether or not patentable, to a preexisting (prior to the date of this Agreement) Invention or Know-How of MERCK or RENOVIS conceived and/or reduced to practice in the course of the Initial Research Program.

1.6	“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.7	“Initial Research Program Term” shall mean the duration of the Initial Research Program, as described more fully in Section 2.8.

1.8	“Initial Research Program” shall mean the research activities undertaken by the Parties hereto as set forth in Article 2 and Schedule 2.1 and the determination of whether Preclinical Proof of Concept has been achieved, as set forth in Article 5 and Schedule 5.1.

1.9	“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice in the course of the Initial Research Program.

1.10	“Joint Information and Inventions” shall mean all discoveries, Improvements, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, arising from the Initial Research Program developed or invented jointly by employees of MERCK and RENOVIS or others acting on behalf of MERCK and RENOVIS.

1.11	“MERCK Information and Inventions” shall mean all discoveries, Improvements, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, arising from the Initial Research Program developed or invented solely by employees of MERCK or other persons not employed by RENOVIS acting on behalf of MERCK.

1.12	“MERCK Patent Rights” shall mean any and all patents and patent applications in the Territory which, for the purposes of this Agreement, shall be deemed to include certificates of invention and applications for certificates of invention which, during the term of this Agreement, are Controlled by MERCK, including, but not limited to, those listed on Schedule 1.12, which (i) claim the Research Compound; and (ii) are necessary in connection with the performance of the Initial Research Program.

1.13	“Party” shall mean MERCK and RENOVIS.

1.14	“[*] Candidate” shall mean a [*] compound Controlled by MERCK (with right to sublicense), with properties and characteristics similar to those of the Research Compound, which (i) has entered into Phase I Clinical Trials at the time of determination of Preclinical Proof of Concept as set forth in the Initial Research Program [*]; and (ii) in MERCK’s sole discretion (x) can be licensed to RENOVIS as contemplated by the terms of this Agreement and without violating the terms of any agreement or other arrangement with any Third Party; and (y) [*].

1.15	“Phase I Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological or antigenic effect of a Product in human subjects or that would otherwise satisfy the requirements of 21 CFR 312.21(a).

1.16	“Product(s)” shall mean any preparations in final form for sale by prescription, over-the-counter or any other method for any and all uses in the Field, including without limitation any Combination Product.

1.17	“Related Party” shall mean MERCK and its Affiliates (which term does not include distributors).

1.18	“RENOVIS Information and Inventions” shall mean all discoveries, Improvements, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, arising from the Initial Research Program developed or invented solely by employees of RENOVIS or other persons not employed by MERCK acting on behalf of RENOVIS.

1.19	“RENOVIS Know-How” shall mean all information and materials, including but not limited to, discoveries, Improvements, processes, methods, protocols, formulas, data, inventions (including without limitation RENOVIS Information and Inventions and RENOVIS’ rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in the possession or Control of RENOVIS or its Affiliates, (ii) are not generally known and (iii) are necessary or useful to MERCK in the Field, including without limitation, in connection with the Initial Research Program. RENOVIS Know-How shall include, but not be limited to, RENOVIS Technology.

1.20	“RENOVIS Patent Rights” shall mean any and all patents and patent applications in the Territory which, for the purposes of this Agreement, shall be deemed to include certificates of invention and applications for certificates of invention which, during the term of this Agreement are Controlled by RENOVIS, including, but not limited to, those listed on Schedule 1.20 which are necessary in connection with the performance of the Initial Research Program.

1.21	“RENOVIS Technology” shall mean specific assay technology, not previously known and not in the public domain, that is Controlled by Renovis, and relates to discovery and research activities in the Field and is necessary for the performance of the Initial Research Program, including, but not limited to, [*].

1.22	“Research Compound” shall mean a [*] compound Controlled (with right to sublicense) by Merck, as specified by Merck in its sole discretion. The compound will [*].

1.23	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.24	“Third Party” shall mean an entity other than MERCK and its Related Parties, and RENOVIS and its Affiliates.

2.	RESEARCH PROGRAM

2.1	General

RENOVIS and MERCK shall engage in the Initial Research Program upon the terms and conditions set forth in this Agreement. The Initial Research Program will involve Preclinical Proof of Concept research in the Field on the Research Compound. The Research Compound will be tested by Renovis [*] assays, and the results shall be evaluated by the Parties to determine efficacy in the Field, as set forth in this Agreement. The activities to be undertaken in the course of the Initial Research Program are more specifically set forth in Schedules 2.1 and 5.1 which may be amended from time to time upon the mutual written agreement by authorized representatives of the Parties. The rights of the Parties upon conclusion of the Initial Research Program are set forth in Article 5 of this Agreement.

2.2	Conduct of Research

RENOVIS shall conduct the Initial Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. RENOVIS shall proceed diligently with the work set out in the Research Program by using good-faith efforts to allocate sufficient time, effort, equipment and facilities to the Initial Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Initial Research Program in accordance with the terms of this Agreement and Schedules 2.1 and 5.1.

RENOVIS shall be entitled to utilize the service of Third Parties to perform its Initial Research Program activities only upon the prior written consent of MERCK or as specifically set forth in Schedule 2.1. RENOVIS shall ensure: (i) by confidentiality agreement that all such Third Parties and their personnel, employees and agents involved in the Initial Research Program shall comply with the confidentiality provisions of this Agreement; and (ii) that each such Third Party and its personnel, employees and agents that work on the Initial Research Program are qualified by appropriate experience and qualifications to perform the work assigned in a capable and professional matter.

2.3	Costs

RENOVIS shall assume all costs for the Initial Research Program.

2.4	Principal Scientists

The principal scientists for the Research Program are [*] for RENOVIS and [*] for MERCK. The Research Program and all work assignments to be performed by RENOVIS and MERCK shall be carried out under the direction and supervision of the principal scientists noted above. Each Party shall notify the other Party as soon as practicable upon the changing of principal scientist; provided, however, in no event may RENOVIS assign a principal scientist other than the individual identified above without the prior written consent of MERCK.

2.5	Joint Research Committee

The Parties hereby establish a committee to facilitate the Research Program as follows:

2.5.1

Composition of the Joint Research Committee. The Initial Research Program shall be conducted under the direction of a joint research committee (the “Committee”) comprised of three (3) named representatives of MERCK and three (3) named representatives of RENOVIS. Each Party shall appoint its respective representatives to the

Committee, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Initial Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s and consultant’s written agreement to comply with the requirements of Section 4.1. The Committee shall be chaired by a representative of MERCK. Decisions of the Committee shall be made unanimously by the members. In the event that the Committee cannot or does not, after good-faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall first be determined by the Chief Executive Officer of RENOVIS and a Vice President of MERCK; if they are unable to reach agreement, then resolution shall be made by a MERCK Executive Vice President, in his/her sole discretion. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.5.2	Meetings. The Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per quarter, with the location for such meetings alternating between RENOVIS and MERCK facilities (or such other locations as is determined by the Committee). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer regarding the status of the Initial Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Initial Research Program which is referred to the Committee.

2.5.3	Project Leaders. MERCK and RENOVIS each shall appoint a person (a “Project Leader”) from the Committee to coordinate its part of the Initial Research Program. The Project Leaders shall be the primary contact between the Parties with respect to the Initial Research Program. Each Party shall notify the other within thirty (30) days of the date of the Agreement of the appointment of its Project Leader and shall notify the other Party as soon as practicable upon changing this appointment.

2.6	Records and Reports

2.6.1	Records. RENOVIS shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done, costs incurred and results achieved in the performance of the Initial Research Program by RENOVIS.

2.6.2	Copies and Inspection of Records. MERCK shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the RENOVIS referred to in Section 2.6.1. MERCK shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. MERCK shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of RENOVIS and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Initial Research Program work and its results in detail with the technical personnel and consultants of RENOVIS. Upon request, RENOVIS shall provide copies of the records described in Section 2.6.1 above.

2.6.3	Quarterly Reports. Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, RENOVIS shall provide to MERCK a written progress report in English which shall describe the work performed to date on the Initial Research Program, deliver the results (including all data) of such work, evaluate the work performed in relation to the goals of the Initial Research Program and provide such other information required by the Initial Research Program or reasonably requested by MERCK relating to the progress of the goals or performance of the Initial Research Program.

2.7	Research Information and Inventions

Subject to the licenses granted pursuant to the terms of this Agreement, the entire right, title and interest in:

(a)	RENOVIS Information and Inventions shall be owned solely by RENOVIS;

(b)	MERCK Information and Inventions shall be owned solely by MERCK; and

(c)	Joint Information and Inventions shall be owned jointly by RENOVIS and MERCK.

Notwithstanding the above, any Inventions that are Improvements to RENOVIS Patent Rights or RENOVIS Technology shall be owned by RENOVIS and any Inventions that are Improvements to MERCK Patent Rights shall be owned by MERCK, subject in all cases to the licenses granted pursuant to the terms of this Agreement.

2.8	Initial Research Program Term

Except as otherwise provided herein, the term of the Initial Research Program shall commence on the Effective Date and continue for a period of nine (9) months. The Parties may extend the term of the Initial Research Program by mutual written agreement of the authorized representative of the Parties, and shall, in such case, amend Schedules 2.1 and 5.1, as applicable.

2.9	Compliance

RENOVIS shall conduct the research in accordance with all applicable laws, rules and regulations, including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. In addition, if animals are used in research hereunder, RENOVIS will comply with the Animal Welfare Act or any other applicable local, state, national and international laws or regulations relating to the care and use of laboratory animals. MERCK encourages RENOVIS to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. RENOVIS shall notify MERCK in writing of any deviations from applicable regulatory or legal requirements. RENOVIS hereby certifies that it will not and has not to its knowledge employed or otherwise used in any capacity the services of any person debarred under Section 21 USC 335a in performing any services hereunder.

2.10	Materials

MERCK shall provide RENOVIS with sufficient quantities of the Research Compound as set forth in Schedule 2.1 solely for the purposes of carrying out RENOVIS’ respective activities under the Research Program in accordance with the terms of this Agreement. The Research Compound is not to be used in humans, nor shall it, or any derivatives, analogs, modifications or components thereof, be transferred, delivered or disclosed to any Third Party without the prior written approval of MERCK. Any unused Research Compound shall be, at MERCK’s option, either returned to MERCK, or destroyed in accordance with instructions by MERCK.

2.11	Exclusive Efforts

During the Research Program Term, RENOVIS shall work exclusively (even as to RENOVIS itself) with MERCK in efforts on small molecule [*] compounds in the Field.

2.12	Use of Human Materials

If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected and/or used in the Initial Research Program, RENOVIS represents and warrants (i) that it has complied, or shall comply, with all applicable laws, guidelines and regulations relating to the collection and/or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. RENOVIS shall provide documentation of such approvals and consents upon MERCK’s request. RENOVIS further represents and warrants that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including, without limitation, any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purposes.

3.	LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

3.1	License Grant

(a)	MERCK hereby grants to RENOVIS, subject to existing Third Party rights, an exclusive research license (even as to MERCK) for internal research purposes only, without the right to sublicense, during the Initial Research Program under the MERCK Patent Rights, solely for the purposes of conducting the Initial Research Program in the Field in the Territory.

(b)	RENOVIS hereby grants to MERCK: (i) a non-exclusive license to RENOVIS Information and Inventions and RENOVIS’ interest in Joint Information and Inventions which are not Improvements to RENOVIS Technology or Improvements to Inventions covered by RENOVIS Patent Rights, for any and all uses in the Territory outside the Field; and (ii) a non-exclusive research license for internal research purposes only to RENOVIS’ interest in Joint Information and Inventions which are Improvements to RENOVIS Technology for any and all uses in the Territory outside of the Field; and (iii) an exclusive license (even as to RENOVIS) with right to sublicense to RENOVIS Information and Inventions and RENOVIS’ interest in all Joint Information and Inventions that are Improvements to Inventions covered by MERCK Patent Rights for any and all uses in the Territory.

(c)

MERCK hereby grants to RENOVIS, subject to existing Third Party rights: (i) a non-exclusive, non-sublicensable research license for internal research purposes only to MERCK Information and Inventions and MERCK’s interest in Joint

Information and Inventions that are not Improvements to Inventions covered by MERCK Patent Rights in the Territory in the Field; and (ii) an exclusive license with right to sublicense to MERCK’s interest in all Joint Information and Inventions that are Improvements to RENOVIS Technology or Improvements to Inventions covered by Renovis Patent Rights for any and all uses in the Territory.

4.	CONFIDENTIALITY AND PUBLICATION

4.1	Nondisclosure Obligation

All information disclosed by one Party to the other Party hereunder (the “Information”) shall be maintained in confidence by the receiving Party and shall not be disclosed to non-Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(a)	is known by receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)	is properly in the public domain;

(c)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e)	is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

(f)	is deemed necessary by MERCK to be disclosed to Related Parties, consultants, and/or other Third Parties for any and all purposes Merck and its Affiliates deem necessary or advisable in the ordinary course of business in accordance with this Agreement on the condition that such Third Parties agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided the term of confidentiality for such Third Parties shall be no less than ten (10) years.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving party.

If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2	Information and Inventions

During the term on this Agreement, RENOVIS agrees to keep confidential (i) all RENOVIS Information and Inventions; and (ii) all Joint Information and Inventions, each to the extent directly arising from the Initial Research Program, subject to the exceptions in Section 4.1.

Notwithstanding the previous paragraph, in the event this Agreement is terminated by RENOVIS pursuant to Section 8.2, or by MERCK pursuant to Section 8.3.1(c), RENOVIS agrees to keep confidential (i) all RENOVIS Information and Inventions; and (ii) all Joint Information and Inventions, each to the extent directly arising from the Initial Research Program, for a period of five (5) years after the effective date of termination, subject to the exceptions in Section 4.1(b), (c) and (e).

4.3	Publication

Neither Party shall have the right to publish results of the Initial Research Program unless approved in advance in writing by the Committee and the Executive Vice President for Neuroscience of MERCK.

4.4	Publicity/Use of Names

No disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

5.	RIGHTS OF PARTIES UPON CONCLUSION OF INITIAL RESEARCH PROGRAM

5.1	Preclinical Proof of Concept

Upon conclusion of the Initial Research Program activities as set forth in Section 2.1, the Committee will evaluate the results to determine whether Preclinical Proof of Concept has been achieved on the Research Compound for [*].

5.2	Effect of Finding of Preclinical Proof of Concept

In the event that the Committee determines that Preclinical Proof of Concept on the Research Compound has been achieved [*] and:

(a)	MERCK has [*] Candidate, then:

(i)	MERCK and RENOVIS will enter into good-faith negotiations to enter into a License and Research Collaboration Agreement to jointly research and develop a [*] Candidate in the Field (for [*] indications, provided the Committee has determined that Preclinical Proof of Concept on the Research Compound has been achieved for [*] pursuant to the criteria set forth in Schedule 5.1) (the “[*] Agreement”). The [*] Agreement shall be subject to existing Third Party rights and on commercially reasonable terms to be negotiated by the parties in good faith, which terms shall include:

(x)	that research would focus on IND-enabling preclinical studies, leading to a “go/no-go” decision regarding filing an IND for [*] Candidate for use in the Field;

(y)	clinical development activities would be conducted primarily by MERCK, with such support by RENOVIS as the parties determine is appropriate;

(z)	in the event the Parties decide not to file the IND for the [*] Candidate for use in [*], and MERCK elects to terminate the collaboration, then RENOVIS would have the right to proceed with the [*] Candidate as a Licensed Compound for use in [*] under the option provided pursuant to Section 5.3 (assuming the research results support proceeding);

(xx)	in the event that research results do not support proceeding, the entire collaboration shall terminate;

(yy)	MERCK would have the exclusive right to commercialize (market and sell) any approved product (including a pharmaceutically acceptable formulation and, if needed, delivery means) for use in the Field, such activities would be at MERCK’s sole responsibility and discretion, subject to satisfying standard diligence obligations; and

(zz)	commercially reasonable financial terms, including research funding (as appropriate), milestones and royalties to be paid by MERCK to RENOVIS; or

(b)	MERCK does not have a [*] Candidate, then:

(i)	the Agreement terminates pursuant to the terms of Article 8 of this Agreement.

5.3	Effect of Finding of Preclinical Proof of Concept for [*] and Not [*]

In the event the Committee determines that Preclinical Proof of Concept on the Research Compound has been achieved for [*] and not [*] and:

(a)	MERCK has a [*] Candidate, then:

(i)	MERCK and RENOVIS will enter into good-faith negotiations to enter into a license agreement (which may be exclusive or non-exclusive, depending on MERCK’s rights to such compound) granting RENOVIS rights to the [*] Candidate for research, development and commercialization in the Field (“Licensed Compound”) on commercially reasonable terms to be negotiated by the parties in good faith, which terms shall include: (a) royalties on product sales in the Field to be paid by RENOVIS to MERCK; (b) RENOVIS will covenant that RENOVIS (and its Affiliates) will not develop, make, market or promote the Licensed Compound for any use other than in the Field; (c) if Renovis does not file an IND for Licensed Compound in the Field within two (2) years of executing a license agreement for a [*] Candidate, all rights granted to RENOVIS by MERCK to the Licensed Compound will revert exclusively to Merck; (d)[*] and (e) subject to existing Third Party rights,[*]. Notwithstanding the above, in the event that MERCK proposes to provide RENOVIS a license to a [*] Candidate which is subject to Third Party obligations [*].

(b)	MERCK does not have a [*] Candidate, then:

(i)	the Agreement terminates pursuant to the terms of Article 8 of this Agreement.

5.4	Effect of Finding No Preclinical Proof of Concept Achieved.

If Preclinical Proof of Concept is not achieved on the Research Compound, the Agreement terminates pursuant to the terms of Article 8 of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representation and Warranty

RENOVIS represents and warrants to MERCK as of the Effective Date that:

(a)	to the best of RENOVIS’ knowledge, the RENOVIS Patent Rights and RENOVIS Know-How exist and are not invalid or unenforceable, in whole or in part;

(b)	it has the full right, power and authority to enter into this Agreement, to perform the Initial Research Program and to grant the licenses granted under Article 3 hereof;

(c)	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in RENOVIS Patent Rights or RENOVIS Know-How in a manner inconsistent with the rights granted to MERCK hereunder;

(d)	to the best of RENOVIS’ knowledge, it is the sole and exclusive owner of the RENOVIS Patent Rights and RENOVIS Know-How, all of which are (and shall be, in the case of RENOVIS Information and Inventions) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the RENOVIS Patent Rights and RENOVIS Know-How;

(e)	to the best of RENOVIS’ knowledge, the exercise of the license granted to MERCK under the RENOVIS Patent Rights and RENOVIS Know-How do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

(f)	there are no claims, judgments or settlements against or owed by RENOVIS or pending or threatened claims or litigation relating to the RENOVIS Patent Rights and RENOVIS Know-How; and

(g)	RENOVIS has disclosed to MERCK all reasonably relevant information regarding the RENOVIS Patent Rights and RENOVIS Know-How licensed under this Agreement, including without limitation all patent opinions obtained by RENOVIS related thereto.

6.2	Representations and Warranties of MERCK.

MERCK represents and warrants to RENOVIS as of the Effective Date that:

(a)	to the best of MERCK’s knowledge, the MERCK Patent Rights exist and are not invalid or unenforceable, in whole or in part;

(b)	it has the full right, power and authority to enter into this Agreement, to meet its obligations with respect to the Initial Research Program and to grant the licenses granted under Article 3 hereof;

(c)	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in MERCK Patent Rights in any manner that is inconsistent with the licenses granted to RENOVIS hereunder;;

(d)	to the best of MERCK’s knowledge, the MERCK Patent Rights are free and clear of any liens, charges and other similar encumbrances;

(e)	to the best of MERCK’s knowledge, the exercise of the license granted to RENOVIS under the MERCK Patent Rights does not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

(f)	there are no claims, judgments or settlements against or owed by MERCK or pending or threatened claims or litigation relating to the MERCK Patent Rights; and

(g)	MERCK has disclosed to RENOVIS all information reasonably relevant to RENOVIS’ performance of the Initial Research Program regarding the MERCK Patent Rights licensed under this Agreement. Notwithstanding the above, [*].

7.	PATENT PROVISIONS

7.1	Filing, Prosecution and Maintenance of Patents

RENOVIS agrees to file, prosecute and maintain in the Territory, upon appropriate consultation with MERCK, the RENOVIS Patent Rights licensed to MERCK under this Agreement; provided, however, with respect to Joint Information and Inventions that are not Improvements to RENOVIS Patent Rights or RENOVIS Technology, MERCK shall have the first right to file patent applications for such Joint Information and Inventions. With respect to RENOVIS Information and Inventions, RENOVIS may elect not to file and if so MERCK shall have the right to file patent applications. In such event, RENOVIS shall execute such documents and perform such acts at RENOVIS’ expense as may be reasonably necessary to effect an assignment of such Patent Rights to MERCK in a timely manner to allow MERCK to continue such prosecution or maintenance. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. RENOVIS shall keep MERCK advised of the status of the actual and prospective patent filings and upon the request of MERCK, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. RENOVIS shall promptly give notice to MERCK of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights licensed to MERCK for which RENOVIS is responsible for the filing, prosecution and maintenance. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings.

7.2	Option of MERCK to Prosecute and Maintain Patents

RENOVIS shall give notice to MERCK of any desire to cease prosecution and/or maintenance of RENOVIS Patent Rights on a country by country basis in the Territory and, in such case, shall permit MERCK, at its sole discretion, to continue prosecution or maintenance of such Patent Rights at its own expense. If MERCK elects to continue prosecution or maintenance or to file based on RENOVIS’ election not to file pursuant to Section 7.1 above, RENOVIS shall execute such documents and perform such acts at RENOVIS’ expense as may be reasonably necessary to effect an assignment of such Patent Rights to MERCK in a timely manner to allow MERCK to continue such prosecution or maintenance. Any patents or patent applications so assigned shall not be considered Patent Rights.

7.3	Interference, Opposition, Reexamination and Reissue

(a)	RENOVIS shall, within ten (10) days of learning of such event, inform MERCK of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Patent Rights. MERCK and RENOVIS shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MERCK shall have the right to review and approve any submission to be made in connection with such proceeding.

(b)	RENOVIS shall not initiate any reexamination, interference or reissue proceeding relating to RENOVIS Patent Rights without the prior written consent to MERCK, which consent shall not be unreasonably withheld.

(c)	In connection with any interference, opposition, reissue, or reexamination proceeding relating to RENOVIS Patent Rights, MERCK and RENOVIS will cooperate fully and will provide each other with any information or assistance that either may reasonably request. RENOVIS shall keep MERCK informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d)	RENOVIS shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to RENOVIS Patent Rights.

7.4	Enforcement and Defense

(a)	RENOVIS shall give MERCK notice of either (i) any infringement of Patent Rights, or (ii) any misappropriation or misuse of RENOVIS Know-How, that may come to RENOVIS’ attention. MERCK and RENOVIS shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both MERCK and RENOVIS, to terminate any infringement of Patent Rights or any misappropriation or misuse of RENOVIS Know-How. However, RENOVIS, upon notice to MERCK, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of RENOVIS and MERCK, or to control the defense of any declaratory judgment action relating to Patent Rights or RENOVIS Know-How. RENOVIS shall promptly inform MERCK if it elects not to exercise such first right and MERCK shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of MERCK and, if necessary, RENOVIS. Each Party shall have the right to be represented by counsel of its own choice.

(b)	In the event that RENOVIS elects not to initiate and prosecute an action as provided in paragraph (a), and MERCK elects to do so, the costs of any agreed-upon course of action to terminate infringement of RENOVIS Patent Rights or misappropriation or misuse of RENOVIS Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by RENOVIS and MERCK.

(c)

For any action to terminate any infringement of Patent Rights or any misappropriation or misuse of RENOVIS Know-How, in the event that MERCK is unable to initiate or prosecute such action solely in its own name, RENOVIS will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for MERCK to initiate litigation to prosecute and maintain such action. In connection with any action, MERCK and RENOVIS will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto.

(d)	Any recovery obtained by either or both MERCK and RENOVIS in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

(i)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(ii)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(iii)	the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

(e)	RENOVIS shall inform MERCK of any certification regarding any Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or it successor provisions or any similar provisions in a country in the Territory other than the United States and shall provide MERCK with a copy of such certification within five (5) days of receipt. RENOVIS’ and MERCK’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs 7.4(a)-(d) hereof; provided, however, the RENOVIS shall exercise its first right to initiate and prosecute any action and shall inform MERCK of such decision within ten (10) days of receipt of the certification, after which time MERCK shall have the right to initiate and prosecute such action.

7.5	Patent Term Restoration

The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, MERCK shall have the right to make the election and RENOVIS agrees to abide by such election.

8.	TERM AND TERMINATION

8.1	Term and Expiration

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3 below, this Agreement shall continue in effect until the end of the Initial Research Program Term. Upon expiration of this Agreement, MERCK’s licenses pursuant to Section 3.1(b) and RENOVIS’ licenses pursuant to Section 3.1(c) shall become fully paid-up, perpetual licenses. For the avoidance of doubt, RENOVIS’ license pursuant to Section 3.1(a) shall terminate.

8.2	Termination by MERCK or RENOVIS

Notwithstanding anything contained herein to the contrary, either Party shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days’ advance written notice to the other Party. In the event of termination, as set forth in this Section 8.2, then (i) not later than thirty (30) days after the date of such termination, each Party shall return or cause to be returned to the other Party all Information received from the other Party and all copies thereof, except that each Party may retain one copy in its confidential files for records purposes; (ii) except for the surviving provisions set forth in Section 8.4 hereof, the rights and obligations of the Parties, including all license rights granted hereunder, shall terminate as of the date of such termination; provided, however, that in the event MERCK is the terminating party under this Section 8.2, MERCK shall reimburse RENOVIS for its reasonable direct costs incurred in performing the Initial Research Program, provided RENOVIS has fulfilled its obligations under Section 2.6 of this Agreement and MERCK has had the opportunity to audit RENOVIS’ records in order to verify the accuracy of such costs and such costs have been so verified.

8.3	Other Termination Events

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

(a)	upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.6 hereof;

(b)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(c)	immediately upon written notice by MERCK, in the event of a “Change of Control” of RENOVIS, subject to the provisions of Section 8.3.2(d) of this Agreement. [*].

(d)	immediately upon written notice by either Party in the event(s) set forth in Sections 5.2(b), 5.3(b) or 5.4 have occurred.

8.3.2	Effect of Termination on License

(a)	If MERCK terminates this Agreement under Sections 8.3.1(a), MERCK’s licenses pursuant to Section 3.1 shall become fully paid-up, perpetual licenses, RENOVIS’ licenses shall terminate and RENOVIS shall, within thirty (30) days after such termination return or cause to be returned to MERCK all Research Compounds, MERCK Information, and all substances or compositions delivered or provided by MERCK, as well as any other material provided by MERCK in any medium. If RENOVIS terminates this Agreement under Section 8.3.1(a), MERCK’s licenses pursuant to Sections 3.1 shall terminate as of such termination date; RENOVIS’ licenses pursuant to Section 3.1 shall become fully paid-up, perpetual licenses; and MERCK shall, within thirty (30) days after such termination, return or cause to be returned to RENOVIS all RENOVIS Information in tangible form and substances or compositions delivered or provided by RENOVIS, as well as any other material provided by RENOVIS in any medium.

(b)	Upon termination of this Agreement by either Party under Section 8.3.1(d), RENOVIS’ licenses under Section 3.1(c) and MERCK’s licenses under Section 3.1(b) shall become fully paid-up, perpetual licenses and RENOVIS’ license under 3.1(a) shall terminate as of such termination date. Upon such termination, each Party shall, within thirty (30) days of such termination, return or cause to be returned to the other Party that Party’s Information, substances or compositions, as well as any other material provided in any medium.

(c)	If this Agreement is terminated by MERCK pursuant to Section 8.3.1(b) due to the rejection of this Agreement by or on behalf of RENOVIS under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by RENOVIS to MERCK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that MERCK, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against RENOVIS under the Code, MERCK shall be entitled to a complete duplicate of or complete access to (as MERCK deems appropriate), any such intellectual property and all embodiments of such intellectual property, subject to applicable law. Such intellectual property and all embodiments thereof shall be promptly delivered to MERCK (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by MERCK, unless RENOVIS elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of RENOVIS upon written request therefore by MERCK.

The foregoing provisions of Subsection Error! Reference source not found.(c) are without prejudice to any rights MERCK may have arising under the Code or other applicable law.

(d)	In the event RENOVIS undergoes a Change of Control as set forth in Section 8.3.1(c) of this Agreement, and MERCK terminates this Agreement pursuant to Section 8.3.1(c), MERCK’s and RENOVIS’ licenses pursuant to Section 3.1 shall terminate and each party shall, within thirty (30) days of such termination return or cause to be returned to the other party that party’s Information, substances or compositions, as well as any other material provided in any medium.

8.4	Effect of Expiration or Termination; Survival

Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. The provisions of Article 4 shall survive the expiration or termination of the Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Articles 1, 4, 7, 8.3.2, 8.4, 9.4, 9.5 and 9.6 shall survive any expiration or termination of this Agreement.

9.	MISCELLANEOUS

9.1	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.2	Assignment

Except as provided in this Section 9.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that MERCK may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the Research Compound, [*]or the business, or in the event of its merger or consolidation or change in control or similar transaction. Any attempted assignment not in accordance with this Section 9.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under the Agreement.

9.3	Severability

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4	Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to RENOVIS:	Renovis, Inc. 270 Littlefield Avenue San Francisco, CA 94080-6924

Attn: Chief Executive Officer Facsimile No: 650-266-1515

and:	Attn: Office of Counsel Facsimile No.: 650-266-1405

if to MERCK:	Merck & Co., Inc. One Merck Drive (WS 3A-65) Whitehouse Station, NJ 08889-0100 Attn: Office of the Secretary Facsimile No: 908-735-1246

and	Merck & Co., Inc. One Merck Drive (WS 2A-30) Whitehouse Station, NJ 08889-0100 Attn: Chief Licensing Officer Facsimile No: 908-735-1214

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

9.5	Applicable Law

The Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws or renvoi.

9.6	Dispute Resolution

9.6.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

9.6.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

9.6.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

9.6.4	Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

9.6.5

The parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

9.6.6	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

9.7	Entire Agreement; Amendments

The Agreement contains the entire understanding of the Parties with respect to the Research Program and licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the Research Program and the licenses granted hereunder are superseded by the terms of this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

9.8	Headings

The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.9	Independent Contractors

It is expressly agreed that RENOVIS and MERCK shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither RENOVIS nor MERCK shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.10	Waiver

The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

9.11	Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.12	Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.13	Counterparts

The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

	MERCK & CO., INC.		RENOVIS, INC.

By:	/s/ Illegible	By:	/s/ COREY S. GOODMAN
	Name:		Name: Corey S. Goodman
	Title:		Title: President and Chief Executive Officer

7/15/03
	Date		Date

SCHEDULE 1.12

Merck Patent Rights

[*]

SCHEDULE 1.20

Renovis Patent Rights

[*]

SCHEDULE 2.1

Initial Research Program

[*]

SCHEDULE 5.1

Criteria to Determine Preclinical Proof of Concept

[*]